UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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METTLER-TOLEDO INTERNATIONAL INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear {xxxx}

Attached is our 2015 proxy statement which was mailed several weeks ago.  I wanted to send a copy since we are seeking approval to amend our by-laws to adopt Delaware as the exclusive forum for certain legal disputes.  Although they acknowledge the rationale for Delaware exclusive forum by-laws, the proxy advisors do not recommend a vote in favor of adopting them unless a company has already been harmed by shareholder litigation. We strongly disagree with their conclusion that the problem should be addressed only after it occurs.  We wanted to address this topic directly with you as we feel strongly that the passage of this resolution is important to our company and beneficial for shareholders.

Pages 17 and 18 of the proxy outline the proposal in detail, but here are a couple of summary points:

•	This proposal helps us avoid inefficient and expensive litigation by ensuring multiple claims on the same subject are consolidated to one competent jurisdiction. We believe this can reduce our exposure to nuisance law suits.

•	While our company does not have a history of such disputes, we do not want to wait for harm to occur before acting. We believe it is important to be proactive in protecting the company and its value for shareholders.

Please do not hesitate to contact me if you have questions or need additional information.

Mary T. Finnegan

Mettler-Toledo International, Inc.

Treasurer / Investor Relations